PLAN OF ACQUISITION
Global Equity Fund I and
International Fund I

       The Board of Directors of Principal Funds, Inc., a Maryland
corporation (the "Fund"), deems it advisable that International Fund I series of the Fund ("International I") acquire all of the assets of Global
Equity Fund I  series of the Fund ("Global Equity I") in exchange for the assumption by International I of all of the liabilities of Global Equity I and shares issued by International I which are thereafter to be distributed by Global Equity I pro rata to its shareholders in complete liquidation and termination of Global Equity I and in exchange for all of
Global Equity I's outstanding shares.
       Global Equity I will transfer to International I, and International
I will acquire from  Global Equity I, all of the assets of Global Equity I on the Closing Date and will assume from Global Equity I all of the liabilities of Global Equity I in exchange for the issuance of the number of shares of  International I determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of  Global Equity I in complete liquidation and termination of  Global Equity I and in exchange for all of  Global Equity I's
outstanding shares.   Global Equity I will not issue, sell or transfer any
of its shares after the Closing Date, and only redemption requests received by  Global Equity I in proper form prior to the Closing Date shall be fulfilled by  Global Equity I.  Redemption requests received by
Global Equity I thereafter will be treated as requests for redemption of those shares of International I allocable to the shareholder in question.
       Global Equity I will declare, and International I may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
       On the Closing Date, International I will issue to Global Equity I a number of full and fractional shares of International I, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of Global Equity I.  The aggregate value of the net assets of Global Equity I and International I shall be determined in accordance with the then current Prospectus of International
I as of close of regularly scheduled trading on the New York Stock
Exchange on the Closing Date.
       The closing of the transactions contemplated in this Plan (the
"Closing") shall be held at the offices of Principal Management
Corporation, 680 8th Street, Des Moines, Iowa 50392 at 3:00 p.m. Central
Time on November 21, 2008, or on such earlier or later date as fund management may determine.  The date on which the Closing is to be held as provided in this Plan shall be known as the "Closing Date."
       In the event that on the Closing Date (a) the New York Stock
Exchange is closed for other than customary weekend and holiday closings or (b) trading on said Exchange is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for International I or Global Equity I to fairly determine the value of its assets, the
Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.
       As soon as practicable after the Closing, Global Equity I shall (a)
distribute on a pro rata basis to the shareholders of record of Global
Equity I at the close of business on the Closing Date the shares of
International I received by Global Equity I at the Closing in exchange for all of Global Equity I's outstanding shares, and (b) be liquidated in accordance with applicable law and the Fund's Articles of Incorporation.
       For purposes of the distribution of shares of International I to shareholders of Global Equity I, International I shall credit its books an appropriate number its shares to the account of each shareholder of Global
Equity I. No certificates will be issued for shares of International I.
After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of Global Equity I, shall be deemed for all purposes of the Fund's
Articles of Incorporation and Bylaws to evidence the appropriate number of shares of International I to be credited on the books of International I in respect of such shares of Global Equity I as provided above.
       Prior to the Closing Date, Global Equity I shall deliver to
International I a list setting forth the assets to be assigned, delivered and transferred to International I, including the securities then owned by
Global Equity I and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by
International I pursuant to this Plan.
       All of Global Equity I's portfolio securities shall be delivered by
Global Equity I's custodian on the Closing Date to International I or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, transferred to an account in the name of International I or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from Global Equity I's account at its custodian to
International I's account at its custodian. If on the Closing Date Global
Equity I is unable to make good delivery to International I's custodian of any of Global Equity I's portfolio securities because such securities have not yet been delivered to Global Equity I's custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and Global Equity I shall deliver to International I's custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to International I, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers' confirmations, as may be reasonably required by International I.
       This Plan may be abandoned and terminated, whether before or after action thereon by the shareholders of Global Equity I and notwithstanding favorable action by such shareholders, if the Board of Directors believe that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either Fund. This Plan may be amended by the Board of Directors at any time, except that after approval by the shareholders of Global Equity I no amendment may be made with respect to the Plan which in the opinion of the Board of Directors materially adversely affects the interests of the shareholders of Global
Equity I.
       Except as expressly provided otherwise in this Plan, Global Equity I will pay or cause to be paid all out-of-pocket fees and expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants' fees, legal fees, registration fees, printing expenses, transfer taxes (if any) and the fees of banks and transfer agents.
IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its President or its Executive Vice President as of the 10th day
of June, 2008.

PRINCIPAL FUNDS, INC.
on behalf of the following Acquired
Fund:
Global Equity Fund I

By: /s/ Nora Everett
Nora Everett, President

PRINCIPAL FUNDS, INC.
on behalf of the following
Acquiring Fund:
International Fund I

By: /s/ Michael J. Beer
Michael J. Beer, Executive Vice
President